Exhibit 10.20

CAMPING WORLD HOLDINGS, INC.

2016 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

Camping World Holdings, Inc., a Delaware corporation, (the “Company”), pursuant to its 2016 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”).  Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), a number of shares of Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals over the applicable performance period.  This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Grant Number:
Participant:	Marcus A. Lemonis
Grant Date:	January 26, 2025
Target Number of PSUs:	750,000
Vesting Schedule:	The PSUs shall vest as provided in Exhibit B.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, this Grant Notice, the Agreement, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan, this Grant Notice and the Agreement.

CAMPING WORLD HOLDINGS, INC.:		PARTICIPANT:
By:	/s/ Matthew D. Wagner	By:	/s/ Marcus A. Lemonis
Print Name:	Matthew D. Wagner	Print Name:	Marcus A. Lemonis
Title:	President
Address:	2 Marriott Drive Lincolnshire	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1Incorporation of Terms of Plan.  The PSUs and the shares of Class A Common Stock (“Stock”) issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

Award OF PERFORMANCE STOCK UNITS

2.1Award of PSUs.  In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan.  Each PSU represents the right to receive one Share at the times and subject to the conditions set forth herein.  However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto.  Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.2Vesting Schedule.

(a)The PSUs shall vest and become non-forfeitable with respect to the applicable portion thereof in accordance with Exhibit B to the Grant Notice.

(b)Except as provided in Exhibit B, and except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, including, without limitation, that certain Employment Agreement dated January 1, 2025, between Participant and the Company, as amended from time to time (the “Employment Agreement”), Participant shall immediately forfeit any and all PSUs granted under this Agreement which have not been earned and vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PSUs which are not so vested shall lapse and expire. For the avoidance of doubt, the PSUs shall be subject to any more favorable accelerated vesting as set forth in the Employment Agreement.

2.3Distribution of PSUs.  Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the Vesting Date of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code).  Notwithstanding the foregoing, the Company may delay a distribution of PSUs if it reasonably determines that such distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution shall be made at the earliest date at which the Company reasonably determines that the making of such distribution will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no distribution shall be delayed under this Section 2.3 if such delay will result in a violation of Section 409A of the Code.

2.4Conditions to Issuance of Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions:  (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.

2.5Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company or its Subsidiaries shall, with respect to any withholding taxes arising in connection with the distribution of any of the Participant’s PSUs, withhold a net number of vested shares of Stock otherwise issuable pursuant to such PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates for Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes; provided, however, that Participant may alternatively elect, in writing or electronically, not less than 5 days prior to any distribution date, to remit payment in one or more of the forms specified below:

(i)by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)with the consent of the Administrator, by the deduction of such amount from other compensation payable to Participant;

(iii)by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(v)with the consent of the Administrator, in any combination of the foregoing.

(b)With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to the first paragraph of Section 2.5(a) or Section 2.5(a)(ii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the PSUs to, or to cause any such shares of Stock to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.

(c)In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under the first paragraph of Section 2.5(a), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to issue any shares of Stock in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A of the Code.

(d)Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, or vesting of the PSUs or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

2.6Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III.

OTHER PROVISIONS

3.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

3.2PSUs Not Transferable.  The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed.  No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.  Notwithstanding the foregoing, with the consent of the Administrator, the PSUs may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

3.3Tax Consultation.  The Participant represents that the Company has not provided the Participant with any tax advice in connection with the PSUs and that the Participant is not relying on the Company for any tax advice in connection with the PSUs.

3.4Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5Adjustments.  The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine.  Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.

3.6Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

3.10Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.

3.11Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.12Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

3.14Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.15Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.16Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

3.17Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.18Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

3.19Broker-Assisted Sales.  In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in the first paragraph of Section 2.5(a), Section 2.5(a)(iv) or Section 2.5(b): (a) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (b) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

VESTING SCHEDULE

1.Definitions.

(a)“Cause” shall have the meaning given to such term in the Employment Agreement.

(b)“CIC Price” shall mean the greater of (i) the amount of cash and the fair market value of any securities or other property paid as consideration, on a per Share basis, to the Company’s stockholders (and if less than all of the Company’s stockholders’ Shares are impacted by such Change in Control, then the consideration paid, on a per Share basis, to the Company stockholders who receive consideration) in a Change in Control (or to be paid as consideration to the Company in a Change in Control instead of to Company stockholders, for example in a Change in Control pursuant to the sale of Company assets, measured on a per Share basis had such amounts been paid to the Company’s stockholders), or (ii) the average of the closing market prices of a Share on the New York Stock Exchange for the 30 consecutive trading day-period ending on the last trading day prior to the closing of the Change in Control. For purposes of clause (i) of the preceding sentence, publicly-traded securities that are readily tradeable (“Marketable Securities”) shall be valued at the greater of (A) the average of the closing trading prices of a share of such Marketable Securities on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs, or (B) at closing price per shares as of the closing date of the Change in Control. If any such consideration consists in whole or in part of non-cash consideration other than Marketable Securities, the Administrator will determine the value of the non-cash per-Share consideration for purposes of the Agreement in its reasonable good faith discretion.

(c)“Disability” shall have the meaning given to such term in the Employment Agreement.

(d)“Good Reason” shall have the meaning given to such term in the Employment Agreement.

(e)“Performance Period” means the period beginning on January 1, 2025 and ending on December 31, 2027.

(f)“Stock Price” shall mean the average of the closing market prices of a Share on the New York Stock Exchange for any 30 consecutive trading day-period commencing during the Performance Period and ending on or prior to the final day of the Performance Period. For purposes of the foregoing, if there is no trading in Shares on a trading day during any 30 consecutive trading day period, the per-Share closing price on such date shall be deemed to be the per-Share closing price on the most recent date prior to such trading date on which trading in the Shares occurred.

2.Performance Achievement.

(a)Subject to Sections 3 and 4, the PSUs will be earned and vest during the Performance Period based on the achievement of the applicable Stock Price Hurdle(s) set forth below (any PSUs which are so earned, the “Vested PSUs”), subject to Participant’s continued employment or service through the applicable Vesting Date (as defined below).

(b)Such number of PSUs will be earned upon the achievement of the corresponding “Stock Price Hurdle” during the Performance Period as set forth in the table below (each, a “Tranche”). Subject to Sections 3 and 4, the number of PSUs in a Tranche shall become Vested PSUs and vest on the date the Stock Price first equals or exceeds the corresponding Stock Price Hurdle set forth opposite such Tranche in the table below during the Performance Period (each such date, the “Vesting Date”). The Tranches represent the incremental number of PSUs that will become Vested PSUs upon the achievement of each Stock Price Hurdle. If the $32.50 Stock Price Hurdle is achieved, 187,500 PSUs will become Vested PSUs.  If the $37.50 Stock Price Hurdle is later achieved, an additional 187,500 PSUs will become Vested PSUs.  If the $42.50 Stock Price Hurdle is later achieved, an additional 187,500 PSUs will become Vested PSUs.  If the $47.50 Stock Price Hurdle is later achieved, an additional 187,500 PSUs will become Vested PSUs.  With respect to each Tranche, the Administrator shall determine in its sole discretion whether the applicable Stock Price Hurdle has been exceeded.

Tranche	Stock Price Hurdle	PSUs that will VEST upon achievement of stock price hurdle
Tranche 1	$32.50 per share	187,500
Tranche 2	$37.50 per share	187,500
Tranche 3	$42.50 per share	187,500
Tranche 4 (“Target”)	$47.50 per share	187,500

(c)In the event of any transaction or event described in Section 13.2(a) of the Plan or an Equity Restructuring, the Stock Price Hurdles set forth above shall be equitably adjusted by the Administrator.

(d)For the avoidance of doubt, (i) each Stock Price Hurdle may be achieved only once during the Performance Period and (ii) more than one Stock Price Hurdle (or any achievement level between Stock Price Hurdles) may be achieved on a particular date. For example, if the $37.50 Stock Price Hurdle is achieved but the Stock Price drops below $37.50 and again exceeds $37.50 at a later date, no additional PSUs will become Vested PSUs because a total of 375,000 PSUs would have already become Vested PSUs when the Stock Price initially equaled or exceeded $37.50.

3.Effect of a Change in Control During Performance Period. Notwithstanding anything to the contrary herein, in the event a Change in Control occurs during the Performance Period, with respect to any Tranche for which the Stock Price Hurdle has not been achieved prior to the date of the Change in Control, if the CIC Price equals or exceeds the applicable Stock Price Hurdle, the Stock Price Hurdle shall be deemed achieved as of the date of the Change in Control and the corresponding Tranche of PSUs shall become Vested PSUs; provided that if the CIC Price falls between any two Stock Price Hurdles set forth above, then the number of Vested PSUs shall be determined using linear interpolation based on the CIC Price actually achieved. Any PSUs which become Vested PSUs as of the date of the Change in Control under this Section 3 shall vest immediately prior to the Change in Control, subject (except with respect to any Change in Control that occurs during the Post-Termination Measurement Period following a Qualifying Termination) to Participant’s continued employment or service through the date immediately prior to the Change in Control.  Any Tranches for which the Stock Price Hurdle has not been met upon a Change in Control shall thereupon be automatically forfeited.

4.Effect of Termination of Service.

(a)Subject to Section 4(b), notwithstanding anything else to the contrary herein, if Participant incurs a Termination of Service due to (x) the Participant’s death or Disability or (y) the Participant’s Termination of Service without Cause or as a result of a resignation for Good Reason during the Performance Period and prior to a Change in Control (a termination in clauses (x) and (y), a “Qualifying Termination”):

(i)With respect to any Tranche for which the Stock Price Hurdle has not been achieved prior to the date of such Qualifying Termination, if the corresponding Stock Price Hurdle is achieved during the 30 consecutive trading day-period commencing on the date immediately following such Qualifying Termination (including as a result of a Change in Control during such period pursuant to Section 3, but in all events during the Performance Period) (such period, the “Post-Termination Measurement Period”), the corresponding Tranche of PSUs shall become Vested PSUs upon the achievement of such Stock Price Hurdle (or Change in Control) during such Post-Termination Measurement Period.

(ii)If the Stock Price Hurdle for a Tranche has not been achieved prior to the date of the Qualifying Termination and is not achieved during the Post-Termination Measurement Period, the corresponding Tranche shall be forfeited as of the last day of the Post-Termination Measurement Period.

(b)Notwithstanding anything to the contrary herein, in the event Participant incurs a termination of employment under the Employment Agreement other than as a result of a termination for Cause during the Performance Period and prior to a Change in Control, and Participant continues to provide services to the Company or a Subsidiary as a member of the Board immediately following such termination, Section 4(a) shall not apply in the event of any such termination and the PSUs will remain outstanding and eligible to vest pursuant to Sections 2 and/or 3 above; provided, that if Participant’s service on the Board is subsequently terminated due to Participant’s involuntary removal from the Board, Participant’s failure to be nominated for reelection to the Board or the failure of the stockholders to reelect Participant to the Board, in each case other than for Cause, such termination will be considered a Qualifying

Termination for purposes of this Agreement and the PSUs will be eligible for accelerated vesting as provided for in Section 4(a) above.

(c)Unless otherwise determined by the Board, the vesting set forth in Section 4(a) (except as a result of a Qualifying Termination under clause (x) above) shall be subject to Participant’s execution of an effective release of claims in a form reasonably acceptable to the Board (which release of claims must become effective in accordance with its terms within sixty (60) days following the date of Participant’s Qualifying Termination).

5.Distribution of PSUs. Any Shares issuable with respect to the earned and vested PSUs will be distributed to the Participant in accordance with Section 2.3 of the Agreement.

6.Forfeiture.  Any portion of the PSUs that do not become Vested PSUs as a result of less than the “Target” Number of PSUs becoming Vested PSUs during the Performance Period or upon a Change in Control, or any PSUs that do not vest as a result of Participant’s Termination of Service (or during any Post-Termination Measurement Period, if applicable), shall automatically and without further action be cancelled and forfeited by Participant on the last day of the Performance Period, the date of a Change in Control or the date of Participant’s Termination of Service (or the last day of the Post-Termination Measurement Period, if applicable), as applicable, and Participant shall have no further right or interest in or with respect to such PSUs.  In no event will more than the “Target” Number of PSUs subject to this award vest pursuant to this Exhibit B.